UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 4, 2016 (May 1, 2016)

Date of Report (Date of earliest event reported)

BLUE SPHERE CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA	000-55127	98-0550257
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 McCullough Drive, 4th Floor Charlotte, North Carolina 28262
(Address of principal executive offices) (Zip Code)

704-909-2806
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report, all references to the terms “we”, “us”, “our”, “Blue Sphere” or the “Company” refer to Blue Sphere Corporation and its wholly-owned subsidiaries, unless the context clearly requires otherwise.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 1, 2016, Mr. Steven Paulik resigned from his position as the Company’s Chief Financial Officer (U.S.). Mr. Paulik will continue to provide transitional support and financial and reporting services as an advisor to the Company.

On April 27, 2016, the Company’s Board of Directors appointed Mr. Ran Daniel to serve as the Company’s Chief Financial Officer (U.S.) effective as of May 1, 2016, and approved and authorized the Company to enter into the CFO Agreement (defined below) with Mr. Daniel.

The Company entered into a Services Agreement dated May 1, 2016 (the “CFO Agreement”) with Mr. Daniel to serve as its Chief Financial Officer (U.S.). The CFO Agreement provides that Mr. Daniel will serve for an initial term beginning May 1, 2016 and ending on May 1, 2017 (the “Initial Term”), which may be renewed by the mutual agreement of Mr. Daniel and the Company for additional one (1) year periods following the Initial Term. Mr. Daniel’s responsibilities under the CFO Agreement will include those customarily associated with such position, and may, upon the Company’s request and Mr. Daniel’s acceptance, be expanded to include all reporting responsibilities under applicable federal, state and local laws and regulations.

The CFO Agreement provides that Mr. Daniel will receive an initial base salary of $12,000 per month, which shall increase to $15,000 per month at such time that Mr. Daniel’s responsibilities are expanded to include all reporting responsibilities. Mr. Daniel’s base salary will be subject to adjustment each year following the Initial Term, upon mutual agreement of the parties. The base salary is Mr. Daniel’s sole compensation under the CFO Agreement; however, the Company may, in its sole discretion, award bonuses or other compensation to Mr. Daniel from time to time. Further, Mr. Daniel is entitled to receive incentive compensation in the form of stock or option awards under the Company’s Global Share and Options Incentive Enhancement Plan (2014), or any successor plan which may be adopted by the Company’s Board of Directors.

Subject to other customary terms and conditions of such agreements, Mr. Daniel shall not, during the term of the CFO Agreement or for twelve (12) months thereafter, work for or obtain a financial interest in a direct competitor of the Company or solicit the Company’s employees, consultants or customers. Further, the CFO Agreement may be terminated by any party with 30 days’ prior written notice, or by the Company immediately for cause or in the event of the death or disability of Mr. Daniel. Under the CFO Agreement, termination for cause includes (i) the filing of any indictment for any crime, felony or offense in any jurisdiction; (ii) a breach of any of the material terms or conditions of the CFO Agreement not cured within fourteen (14) days; (iii) any negligent, fraudulent or bad faith act or omission concerning or toward the Company, or any act or omission designed to harm the Company; (iv) any act of fraud or embezzlement of funds of the Company; or (v) falsification of the Company’s records or reports or any other willful misconduct.

The foregoing summary of the CFO Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the CFO Agreement, which is filed as Exhibit 10.1 hereto, and incorporated herein by reference.

The business experience of Mr. Daniel is set forth below:

Ran Daniel - Since May 1, 2016, Mr. Daniel has served as the Company’s Chief Financial Officer. From August 2014 to March 2016, Mr. Daniel served as General Counsel and Head of the Family Office of Elie Tahari Ltd., and from December 2012 to August 2014, he served as Executive Vice President of IDH Properties LLC.  Mr. Daniel served as Principal of Daniel Capital Management Inc. from 2009 through December 2012. Mr. Daniel has more than 20 years of financial and business management experience in the US, Europe and Israel. He has worked with real estate, fashion and high-tech companies as well as high net worth individuals. He was involved with financing, project management, M&A and real estate transactions.  Mr. Daniel is licensed as a Certified Public Accountant (CPA) in the United States and Israel, admitted to practice law in the State of New York, licensed as a Real Estate Broker in the State of New York and a Chartered Financial Analyst (CFA). Mr. Daniel is a member of the CFA Institute, the New York Society of Security Analysts and the New York State Bar Association. Mr. Daniel holds a Bachelor of Economics, a Bachelor of Accounting and an MBA in Finance from the Hebrew University, as well as a Graduate Degree in Law from the University of Bar-Ilan. Our Board of Directors believes Mr. Daniel’s qualifications to serve as our Chief Financial Officer include his extensive chief financial executive experience, his expertise in reporting and finance-related activities for international operations, and his experience in M&A and real estate activities.

Mr. Daniel has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, has no family relationships required to be disclosed pursuant to Item 404(d) of Regulation S-K, and, except as otherwise described herein, the Company has not entered into or adopted a material plan or arrangement to which such officer participates or is a party.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits.

10.1	Services Agreement, effective as of May 1, 2016, between Mr. Ran Daniel and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blue Sphere Corporation

Dated: May 4, 2016	By:	/s/ Shlomi Palas
	Name:	Shlomi Palas
	Title:	President and Chief Executive Officer